Exhibit 99.1

MIDDLESEX WATER REPORTS

SECOND QUARTER FINANCIAL RESULTS

Second Quarter Summary

•	Revenues Increase $1.9 Million.
•	Net Income Rises by $1.6 Million.
•	Major Transmission Main Project Completed.

Iselin, NJ, (July 31, 2020) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported Second Quarter diluted earnings per share of $0.55, as compared to $.49 per share in than the same period in 2019.

Second Quarter Results

The Company reported second quarter 2020 consolidated operating revenues of $35.3 million, as compared to $33.4 million in 2019. The $1.9 million increase in operating revenues is largely demand driven from residential and other retail water customers in the Middlesex System in New Jersey and from higher water consumption and customer growth in our Delaware systems.

“Throughout the second quarter and in the midst of the ongoing pandemic, our teams remained focused on maintaining our water and wastewater infrastructure and delivering the management and technical expertise that continues to keep high quality water flowing for thousands of customers. In March, we completed construction of our $50 million large diameter supplemental transmission pipeline, a critical infrastructure project for our New Jersey system begun in 2018. We also continue to work with our valued customers financially impacted by COVID-19 by suspending water shutoffs and offering support through flexible payment arrangements in these unprecedented times,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll.

Operation and maintenance expenses for the second quarter of 2020 increased $0.8 million from the same period in 2019. The increase was related to higher variable production costs due to increased customer water consumption, higher employee benefit plan expenses and higher labor costs due to additional talent needed to meet operational and regulatory requirements.

Income Tax expense for the second quarter of 2020 decreased $0.7 million from 2019, due to the approved regulatory accounting treatment of tax benefits associated with the adoption of Internal Revenue Service (“IRS”) tangible property regulations.

Net income for the three months ended June 30, 2020 increased $1.6 million from the same period in 2019. Diluted earnings per share were $0.55 and $0.49 for the three months ended June 30, 2020 and 2019, respectively.

Six Month Results

Consolidated operating revenues for the six months ended June 30, 2020 were $67.0 million, an increase of $3.0 million from the same period in 2019, primarily due to due to increased customer water consumption in our Middlesex and Delaware systems and customer growth in Delaware. For the six months ended June 30, 2020, diluted earnings per share were $0.99 as compared to $0.88 for the same period in 2019.

Operation and maintenance expenses for the six months ended June 30, 2020 increased $1.9 million from the same period in 2019 due to higher variable production costs related to increased customer water consumption, higher employee benefit plan expenses and higher labor costs due to additional talent needed to meet operational and regulatory requirements.

Income Tax expense for the six months ended June 30, 2020 decreased $1.8 million from the same period in 2019, primarily due to the approved regulatory accounting treatment of tax benefits associated with the adoption of IRS tangible property regulations.

Board Declares Dividend

As previously announced in July 2020, our Board of Directors declared a cash dividend of $0.25625 per common share payable on September 1, 2020 to shareholders of record as of August 14, 2020.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Named a 2020 Top Workplace in New Jersey, Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit www.middlesexwater.com Please follow us on Facebook, Twitter and LinkedIn.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

 (In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Operating Revenues	$35,277	$33,393	$67,046	$64,090

Operating Expenses:
Operations and Maintenance	17,620	16,781	34,812	32,901
Depreciation	4,629	4,123	9,077	8,170
Other Taxes	3,643	3,539	7,245	7,042

Total Operating Expenses	25,892	24,443	51,134	48,113

Operating Income	9,385	8,950	15,912	15,977

Other Income (Expense):
Allowance for Funds Used During Construction	795	643	1,917	1,158
Other Income (Expense), net	334	(80)	720	(138)

Total Other Income, net	1,129	563	2,637	1,020

Interest Charges	1,946	1,788	3,615	2,988

Income before Income Taxes	8,568	7,725	14,934	14,009

Income Taxes	(1,145)	(421)	(2,447)	(687)

Net Income	9,713	8,146	17,381	14,696

Preferred Stock Dividend Requirements	30	36	60	72

Earnings Applicable to Common Stock	$9,683	$8,110	$17,321	$14,624

Earnings per share of Common Stock:
Basic	$0.55	$0.49	$0.99	$0.89
Diluted	$0.55	$0.49	$0.99	$0.88

Average Number of
Common Shares Outstanding :
Basic	17,462	16,519	17,449	16,474
Diluted	17,577	16,675	17,564	16,630